Exhibit 5.1

December 6, 2018

Keane Group, Inc.

1800 Post Oak Blvd Suite 450

Houston, TX 77056

Ladies and Gentlemen:

We have acted as counsel to Keane Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (File No. 333-222831) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by Keane Investor Holdings LLC, a Delaware limited liability company (the “Selling Stockholder”), of 5,251,249 shares of the Company’s common stock (the “Common Stock”), par value $0.01 per share (the “Shares”). The Shares are to be purchased by certain underwriters and offered for sale to the public pursuant to the terms of an Underwriting Agreement, dated as of December 3, 2018, by and among the Company, the Selling Stockholder and Morgan Stanley & Co. LLC.

In connection with the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Company’s prospectus dated February 2, 2018 (the “Base Prospectus”), as supplemented by the Company’s prospectus supplement, dated December 3, 2018 (together with the Base Prospectus, the “Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act, and the Certificate of Incorporation and Bylaws of the Company, both of which were filed with the Commission on March 21, 2017 as exhibits to Company’s Annual Report on Form 10-K and have been incorporated by reference as exhibits to the Registration Statement, and such other agreements, certificates and documents of public officials, officers and other representatives of the Company and others as we have deemed necessary as a basis for our opinions set forth below.

In our examination, we have assumed (a) the legal capacity of all natural persons executing the Registration Statement, and such other agreements, certificates and documents, (b) the genuineness of all signatures thereon, (c) the authority of all persons signing the Registration Statement and such other agreements, certificates and documents on behalf of the parties thereto, (d) the authenticity of all documents submitted to us as originals, (e) the conformity to original documents of all documents submitted to us as certified or photostatic copies and (f) the authenticity of the originals of such latter documents. As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Keane Group, Inc.

December 6, 2018

Based upon the foregoing, and such other investigations as we have deemed necessary and subject to the qualifications included in this letter, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

We do not express any opinion herein concerning any laws other than the General Corporation Law and the Limited Liability Company Act of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Schulte Roth & Zabel LLP